Sunstone Hotel Investors, Inc.

Exhibit 99.1

SUNSTONE HOTEL INVESTORS, INC.

Moderator:  Bryan Giglia

August 09, 2016

11:00 am CT

Operator: Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Sunstone Hotel Investors Second Quarter Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. I would like to remind everyone that today's conference is being recorded, Tuesday, August 9, 2016 at 9 AM Pacific daylight time. I will now turn the presentation over to Mr. Bryan Giglia, Chief Financial Officer. Please go ahead, sir.

Bryan Giglia:  Thank you, Rachel, and good morning, everyone. By now you should have all received a copy of our second quarter earnings release and supplemental, which were released yesterday. If you do not yet have a copy you can access them on our website.

Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

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With us on the call today are John Arabia, President and Chief Executive Officer and Marc Hoffman, Chief Operating Officer. After our remarks, we will be available to answer your questions.

With that, I would like to turn the call over to John. Please go ahead.

John V. Arabia:  Good morning, everyone, and thank you for joining us. Today, I will provide an overview of our recent operating results, discuss our views on the operating environment, and update you on our recent initiatives. Later, Marc will provide more details on our portfolio results and Bryan will provide updated earnings guidance and an overview of recent financing initiatives.

The second-quarter operating results, which included comparable hotel RevPAR growth of 1.3% and total portfolio RevPAR growth of 30 basis points, came in below and at the low end of our previous expectations, respectively. Nevertheless, our second quarter adjusted EBITDA and adjusted FFO per share exceeded the top end of our guidance as a result of lower than anticipated renovation displacement in Wailea, property level cost containment across our portfolio, the benefit of a reduction in a current year property taxes at our Chicago and Houston hotels, and lower corporate overhead.

So, let's dig into some of the details of our recent operating trends. As you have heard from many of our lodging peers over this long earnings season, corporate transient demand was weaker than expected. While overall transient demand remained healthy in Los Angeles, San Francisco, Orlando, and Washington DC, corporate transient demand was softer than anticipated in New Orleans, New York, Chicago, Boston, and Houston.

In an attempt to maintain occupancy levels, operators backfilled the shortfall in corporate accounts by opening discount channels more frequently. As a result of this subtle change in business mix, our second-quarter comparable room rates increased only 50 basis points over the prior year, which was more than 200 basis points short of our expectations.

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The inability to garner more meaningful room rate growth is a bit of a conundrum considering that occupancy levels for the industry and our portfolio are at or near all-time highs, and our comparable occupancy for our portfolio actually increased in the second quarter. We believe that there are several factors working against us on this front.

First, the weak corporate demand and difficulty in pushing room rates goes hand-in-hand with weaker than anticipated economic growth. Second quarter GDP growth and business investment were disappointingly soft. More specifically, the revenue recession currently experienced in various industries, particularly in finance and in the oil and gas industries, has resulted in greater scrutiny of travel budgets and weaker demand from corporate accounts.

That said, we also believe that the difficulty in pushing room rates is partially a self-inflicted wound by the hotel industry itself. We as an industry have done a very poor job in managing our inventory in that we provide travelers a free option when they make a reservation on our product.

If room rates move up from the time of booking to the date of arrival, the consumer wins in that they do not have to pay the higher rate others do. If room rates move down or they no longer want the room, the consumer wins again by canceling and rebooking or canceling altogether, without any cost and without ever having to put any money at risk for this option.

Given the significant advancements in technology, the significant increase in information available to both the consumer and hotel operators, and the commoditization of many hotels in many markets, transient cancellations have increased and operators have responded by discounting rooms more frequently in order to capture occupancy. Simply put, the free optionality provided to hotel consumers is weighing on our profits and needs to be changed. Our sister industries, including airlines, cruise lines and casinos have done a far better job in charging for the product at the time a reservation is made and/or charging material cancellation fees for the option to change plans.

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So, what are we doing about this? We continue to strongly encourage our operating and brand partners as our agents to implement pay at time of reservation policies and/or cancellation fees. While such policies will not be implemented without investment in technology nor resistance from the travelers who are accustomed to this free optionality, we strongly believe that this change will reduce discounting and increase industry profits.

This is very similar to the major brand initiatives to drive loyalty and reservations to the less costly brand channels rather than online travel agents. While these initiatives have likely resulted in modest, short-term ADR discounting to change consumer purchase behavior, we believe strongly it is the right long-term decision.

Now, let's talk a bit about our portfolio group trends. While transient revenues in the quarter were challenged in several markets, our group business remained relatively healthy and a bright spot for our portfolio. Group room nights increased 3.7% versus the prior year and the average group rate increased approximately 1.5%.

Group trends were particularly positive in Washington DC,  San Francisco,  Orlando, and Baltimore. Furthermore, group room nights continued to materialize in line with their historic levels -- that is, the average number of actual occupied group rooms as a percentage of their room block was 84.5% in the second quarter, roughly in line with our expectations. Said another way, if the room block was negotiated for 100 room nights, we forecasted and realized approximately 85 of those rooms. This group slippage percentage, as we call it, fits within a historic range of 83% to 85% for our portfolio for the second quarter.

During the second quarter, our hotels produced 368,000 group room nights for all current and future periods, the second highest level for a second quarter in this operating cycle. Furthermore, our 2016 group pace remains strong. Third- and fourth-quarter group pace at the end of the second quarter stood at 15% and 8%, respectively. In the third quarter, group pace is the

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strongest at our Renaissance Orlando, the Hilton San Diego Bayfront, and the Hyatt Chicago. In the fourth quarter, our group pace is strongest at the Renaissance Washington DC, the Hilton San Diego Bayfront and the Boston Park Plaza.

We have witnessed a slight reduction in near-term small group bookings. However, we believe this trend is partially due to the fact that our hotels have limited remaining availability for groups this year.

Furthermore, it is encouraging that we have not witnessed any material increase in near-term group cancellations other than a few groups that have moved from the San Francisco Mosconi Center to San Diego and other locations as a result of the Center's renovation.

During the second quarter, comparable hotel EBITDA margins contracted 70 basis points, driven largely by the increased ground rent in San Diego, and relatively anemic RevPAR growth in various markets. Normalizing for the ground rent, margins for the quarter would have contracted approximately 20 basis points.

So, let's now talk a bit about other recent initiatives, beginning with an update of our two major repositioning projects. Let's start with the Boston Park Plaza.

We're happy to report that we have completed the final phase of our repositioning, and that all 1,060 guestrooms are completed and look great. We are very pleased with the reception the property has received and the types of customers the hotel is now attracting. The hotel is now booking group business from industries it could not attract prior to the renovation, including investment banks, investment firms, apparel companies, automotive companies, technology companies, and other desirable corporate groups.

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The retail podium is in the process of leasing up and we are excited that the Boston Park Plaza will be the new home to Leica Camera, and the city of Boston's first Starbucks Reserve store, both of which are expected to open their doors prior to the end of the year.

Similarly, we're pleased with the progress of the repositioning and the recent performance of the Wailea Beach Resort. The family pools and adjacent Kapa restaurant have been completed and the feedback has been fantastic.

The rest of the resort is currently under the most disruptive phase of the repositioning but remains on track to be completed by the end of the year. Over the next two quarters, we expect to complete the remaining phases of the repositioning, including Roy Yamaguchi's new restaurant concept, Humble Market Kitchen, phase two of our guestrooms, the luau grounds, and what is going to be a very exciting kid’s adventure pool.

We continue to be pleasantly surprised by the performance of our Wailea Beach resort during its renovation. Much like the first quarter, the hotel exceeded its second-quarter RevPAR budget by approximately $45 and exceeded its EBITDA budget by nearly $2 million. We have not had to discount the room rates as much as we originally believed to entice travelers to stay with us.

Our second-quarter total revenue displacement at Wailea of roughly $4 million came in below our expectations. Also, we have reduced anticipated 2016 revenue displacement by approximately $4 million to a range of $10 million to $12 million. We estimate approximately $4.5 to $5.5 million of displacement to occur during the second half of the year, largely in the third quarter.

Moving on to other volume enhancing initiatives, during the quarter we acquired the 69-year air rights lease on our 622-room Baltimore Harbor Renaissance for $2.4 million. Reducing our exposure to leasehold hotels has been a priority over the past couple years and this transaction, while small, reduces our number of leasehold hotels to 6 of our 28 hotels.

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Moving on to our balance sheet, we continue to maintain one of the lowest levered balance sheets in the space, and have considerable investment capacity. At the end of the quarter, our trailing 12-month net debt and preferred to Adjusted EBITDA stood at only 2.3 times, and we had $355 million of unrestricted cash in addition to all $400 million available on our credit facility. Our leverage is low, we have significant investment capacity, and have attractive options to refinance our pending loan maturities at more attractive rates, while reducing secured borrowing and extending our loan maturities.

In summary, our portfolio is well positioned to deliver outsized relative earnings growth in 2017, particularly with the anticipated contributions of our repositioned Boston Park Plaza and Wailea Beach resort, and our low-levered balance sheet and significant investment capacity gives us considerable optionality to not only safely navigate nearly any economic eventuality but also to take advantage of it.

With that, I will turn it over to Marc to discuss our recent operating results. Marc, please go ahead.

Marc A. Hoffman:  Thank you, John, and good morning everyone. Thank you for joining us today. I will review our portfolio's second quarter operating performance in greater detail. For the second quarter, our portfolio generated comparable hotel RevPAR growth of 1.3%, which was below our expectations. Our RevPAR growth was driven by a 0.5% increase in ADR and a 70 basis point increase in occupancy. Despite achieving a second quarter record total occupancy of 87.1%, room rate growth was muted as our operators were increasingly reliant on lower-rated channels and segments to offset declining levels of premium demand and rates.

While we were more encouraged by our group performance in the second quarter, softness within the transient segment continued and the compression needed to regain pricing power remained elusive. During the quarter, we saw heightened transient rate sensitivity as premium demand remained sluggish and business travelers complied with more restrictive corporate travel policies.

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As a result, our transient revenue declined by 3.1%, driven by a 1.4% decrease in room nights and a 1.7% decline in rate.

As previously mentioned, we had solid group performance in the second quarter, with total revenue up approximately 5.3%, driven by a combination of a 1.5% increase in ADR and a 3.7% increase in room nights. In particular, our corporate group segment came in very strong with a robust 16% increase in total revenue over the same period of the prior year. This growth was driven by a 7.4% increase in room nights and a healthy 8.2% increase in rate.

Hotels that saw significant growth in corporate group performance in the second quarter included the Renaissance Baltimore, the Renaissance Orlando, Boston Marriott Long Wharf, Renaissance Long Beach, our Hyatt San Francisco, and the newly renovated Boston Park Plaza.

Overall, our group segment actualized 395,000 group room nights in the second quarter, which is a record for this period. For the year, our group pace is up 7.4% for the total portfolio, with the bulk of the increased concentrated in the third quarter. As of the end of the second quarter, we had 93% of our forecasted full-year group room nights on the books, which is an increase of 150 basis points relative to the same time in 2015.

With that, let me turn the call over to Bryan for more details on our earnings, our balance sheet and guidance. Bryan, please go ahead.

Bryan Giglia:  Thank you, Marc. At the end of the first quarter, we had $355 million of unrestricted cash on hand and $1.2 billion of consolidated debt and preferred securities. During the quarter, we issued $75 million of new series F perpetual preferred stock to repay the $73 million mortgage loan secured by the Renaissance Orlando. The 6.45% coupon achieved on the new series F is 50 basis points inside our Series E, which was issued in the first quarter and represents another successful step in executing upon our long-term financing strategy.

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Our debt has a weighted average term to maturity of approximately 4.3 years and an average interest rate of 4.3%. Our variable rate debt as a percentage of total debt stands at 22%. We have 21 unencumbered hotels that collectively generated approximately $215 million of EBITDA over the trailing 12-month period and an undrawn $400 million credit facility. Our balance sheet continues to be strong and we retain considerable flexibility to take advantage of opportunities as they present themselves.

As John mentioned, we are currently evaluating attractive refinance options for our two upcoming 2017 maturities and expect to have more information on our next call. Following the potential refinance of both hotels, we expect our weighted average term to maturity to extend to approximately six years and we will have no remaining maturities until 2019.

Now turning to third-quarter and full-year 2016 guidance, a full reconciliation can be found on page 38 of our supplemental as well as in our earnings release. As discussed on prior calls, our 2016 earnings are being negatively impacted by the repositioning of the Wailea Beach Resort, which we expect to be completed at the end of this year. As such, our guidance presents expected RevPAR for both our total 28-hotel portfolio and our comparable 27-hotel portfolio excluding Wailea.

It is important to note that our Q3 and full-year guidance includes an adjustment to reflect the continuation of the transient ADR weakness we saw during Q2 and into July. Additionally, adding to John's earlier comments on group slippage, we have increased our slippage amounts for Q3 and Q4 by a couple hundred basis points, perhaps conservatively, which will account for potential future declines in group attendance.

For the third quarter, we expect comparable 27-hotel portfolio RevPAR to grow between 1.5% and 3.5%. We expect third quarter adjusted EBITDA to be between $83 million to $86 million and adjusted FFO per diluted share to be between $0.31 and $0.32. For the full year, we expect our comparable 27-hotel portfolio RevPAR to grow between 0.5% and 2.5%.  Our full-year hotel adjusted EBITDA margin guidance for the comparable 27-hotel portfolio reflects flat margins to a

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contraction of approximately 50 basis points. Excluding the impact of the previously mentioned ground rent increase at our Hilton San Diego, margins would have been flat to up 50 basis points. Our full-year 2016 adjusted EBITDA guidance ranges from $318 million to $332 million and our full year adjusted FFO per diluted share ranges from $1.16 to $1.22.

Our Board of Directors declared a third-quarter dividend of $0.05 per share of common stock along with our routine quarterly preferred dividends. Consistent with our dividend policy, we paid $0.05 per quarter for quarters one through three and a catch up dividend in the fourth quarter equal to our remaining taxable income. Based on our current guidance, we expect our fourth quarter distribution requirement to be somewhere between $0.50 and $0.60 per share. Combined with the dividends paid for the first three quarters, the mid point of our dividend guidance range would equate to a dividend yield of greater than 5%.

With that, I would like to now open the call up to questions. Rachel, please go ahead.

Operator: Thank you. If you would like to ask a question, please press star, then the number 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again that’s star, then the number 1 to ask a question.

We will take our first question from Shaun Kelley with Bank of America.

Shaun Kelley:  Good morning, guys. Maybe, actually, I will start with the last point on the dividend bump in the fourth quarter, Bryan. I'm curious a little bit. I think this has generally been Sunstone’s historical pattern to pay a bigger dividend or a catch up dividend in the Q4. But as investors start to focus a little bit more on yield characteristics, is there any ability to potentially smooth that out over time? Or how do you think about the dividend policy broadly speaking? That would be helpful.

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Bryan Giglia:  Good morning, Shaun. When it comes to the dividend, you're correct, we have historically paid a catch-up dividend in the fourth quarter. When we evaluate the quarterly payments and our policy when it comes to dividend, we look at our leverage, future cap ex and investment needs, and use that to balance what we would pay out. This year we will continue to stay with the existing policy.

As we look into next year, it's something that is evaluated on a quarterly basis by the Board of Directors. That said, when we look at the cash dividend component, the yield is still on par with what the majority of our peers are paying, and whether that is paid on a quarterly basis or more towards the end of the year, that yield is still realized. But, it's something that every quarter we discuss with the Board of Directors and will evaluate that going forward.

Shaun Kelley:  Okay. Then my second question, to turn over to guidance and outlook. First of all, I appreciate all of the additional commentary about group and the slippage calculation because I think that was new and it's pretty helpful. But to expand on it and to sort of go there, you give this pretty tight range. You say you did not see any noticeable change in the second quarter but then you're obviously bumping up your target for potential slippage in Q3. Is there something you've seen so far? Is this pure conservatism? I think you alluded a little bit too it's probably conservative, but just help us understand your thought process and what you might be seeing in patterns that would make you want to do that.

John V. Arabia:  Sure Shaun, its John. Good morning. As we saw with the increase in discounting and the fall-off in corporate transient ADR, we thought that it would be worthwhile to have an incremental amount of conservatism when it came to our group bookings. The second quarter we saw very traditional or historic slippage rates in that 84% - 85% range.

What we have done, though, as our asset managers have encouraged our large box hotels to slip the groups more than normal, which allows them to free up incremental room inventory to sell. That is a strategy that, if we are too conservative, as more likely than not, will result in

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incremental locks, more sellouts, what have you. But, if the incremental dose of conservatism was warranted, it gives the operators incremental time to sell that inventory that might not show up.

We will see. This was a proactive step on our asset management group in working with our operators to go group by group and to slip those groups more conservatively. We will see.

Shaun Kelley:  That’s helpful, John. My last follow up would just be, did any of those initiatives or this target, did that come from some of your individual operators, did it come from the brand, from some of the bigger brand managed boxes because I think the bigger group boxes tend to be brand managed. Where did the initiatives start? I'm just curious as to the direction you're getting.

John V. Arabia:  Shaun, in terms of the discussion on slippage to the individual groups, those are conversations that started out of our Chief Operating Officer's office and worked with all of our asset managers going group by group. This is something that is done by the hotel operators on a very regular, consistent, normal course of business.

What we've decided to do was to push harder over the past couple of months. Considering some of the things we've seen in the broader economy and some of the trends that we saw in transient business, we thought that it was warranted to add that extra layer of conservatism. But, that's a discussion between our individual asset managers and our very, very capable, very good property managers.

Shaun Kelley:  Understood. Thanks for the additional disclosures.

John V. Arabia:  You bet.

Operator: We will take our next question from Lukas Hartwich with Green Street Advisors.

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Lukas Hartwich:  Thank you.  The Renaissance in Orlando obviously had a great quarter. I was just curious, are you hearing any concerns from your customers about Zika or anything like that?

John V. Arabia:  Good morning, Lukas. We have not thus far. That has not bubbled up. It's obviously a relatively new trend and thus far it has been a concern more in Miami. But thus far we have not seen any concerns, cancellations or change in trends.

Orlando has been an enormous bright spot. Our hotel there has had a very good year and we expect the numbers from it for the rest of this year. Just really hitting on all cylinders.

Lukas Hartwich:  Great. The conservative stance of guidance, can you quantify that in terms of RevPAR growth, the hit maybe to top-line growth?

John V. Arabia:  I don't have it directly in front of me, Lukas, but think about it this way. If our total group revenues make up about 33% of our total revenues, our rooms revenue are more than that in terms of total revenue, and then if you figure we slipped from about 85% down to a couple hundred basis points, it is not enormous but, do you have a more specific number, Bryan?

Bryan Giglia:  I don't.

John V. Arabia:  I think that helps put it into context.

Lukas Hartwich:  Great. Then lastly, the Wailea hotel had another quarter where it did better than expected. I'm just curious, is that more market related or is that just better execution at the hotel?

Marc A. Hoffman:  Yes. Lukas, it’s Marc. It's really related to group base that we were very aggressive putting on, knowing that we were going to have this renovation. So, we took a very aggressive approach.

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The hotel this year is actually going to do almost 32,000 group rooms. Rate will be down, as you would expect, and that was a very good decision because we were able to cut deals with group and have them come during the renovation. It's made a major impact and it allowed us to compress the building more than we expected.

John V. Arabia:  In addition to that, Lukas, we've also found that the transient rates that we have offered there, the discounts have not been as significant as we feared. Going into a renovation where you're literally putting bulldozers into pool areas and wiping out entire luau grounds, it's really as much art as science about where do you set those rates.  As we saw, consumers attracted by a discount rate into the premium destination of Wailea, we were able to slowly but surely move those rates up, even with people knowing full well the current condition of the hotel, which is pretty disruptive. So, we've been pleasantly surprised. Albeit, take a look at our RevPAR decline for the hotel, pretty significant but not as bad as feared.

Lukas Hartwich:  Very helpful. Thank you.

Operator: We will take our next question from Jeff Donnelly with Wells Fargo.

Jeff Donnelly:  Good morning out there, guys. I'm just curious, John, how do you think about the metrics you would need to see to pull the trigger at some point on investing capital either into your stock or into new assets? Is that sort of more time-driven that you just don't think that's this year and it's next year, or is it certain valuation metrics? I'm just curious how you're thinking about that because a lot of companies such as yourself have lowered leverage, built up capacity. Just wondering, when do you sort of strike?

John V. Arabia:  It really depends on the opportunities in front of us. We have been a net seller of hotels since the first quarter of 2015. Over the past eight or nine months, off the top of my head, we sold approximately $600 million worth of assets. Relative to our size, Jeff, I would say that that's material.

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In our prepared remarks we talked quite a bit just about our overall investment capacity. So, I think we are in very good shape there. I think it really comes down to the investments presented to us.

Is there a scenario in which we would acquire assets in the current market? If we thought the long term we could make money for our shareholders, I think the answer is we would very much considerate it, albeit still being a net disposer of assets in this market.

And, it's not just one investment. I think that given our balance sheet and given our scale we are looking at multiple potential investment avenues over the next several years. I'm not trying to dodge the question, Jeff, but I think it really depends.

Jeff Donnelly:  How do you place, just for purchasing shares, in that framework? Do you see that as more of a priority over asset purchases? Or, is it you don't necessarily line it up that way?

John V. Arabia:  It's a very interesting conversation, particularly in light of how much hotel REIT share prices have rebounded. I think share repurchase was a much larger conversation 20% to 30% ago when the stocks were trading at very material discounts to NAV, with somewhat of an anticipation that asset values in a late-cycle market could deteriorate. We have not seen that really thus far and the share prices have rebounded. So again, it just depends.

What I like about how we are currently positioned, Jeff, is I don't know exactly how things will play out. I don't know if asset values become considerably cheaper, if our share price becomes considerably cheaper, if there are other companies out there that become very attractive.

What I do like about where we sit is we have the optionality to address or to look at all of those investment avenues while taking any potential defensive cost of almost any economic downturn off the table. So, we will take it day by day, quarter by quarter, but I really like where we sit.

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Jeff Donnelly:  Just to switch gears, you mentioned in your remarks more frequent use of discount channels, resulting in a mix shift that impacted your realized rate. At the risk of being maybe too nuanced, can you talk about the rate trends within various channels? I guess I'm just wondering, from the customers' perspective do they perceive that pricing is strengthening or softening? I recognize the impact on you guys, I'm just curious how your customers see it.

Marc A. Hoffman:  Hey Jeff, it's Marc. Good morning. I think from a standpoint of the customer, I think what they are seeing is they are seeing availability, right, because hotels are not sold out that tight on Tuesday, Wednesday, Thursday. So, they are seeing availability where there are other channels open.

In terms of your question, Jeff, in some areas our premium rate for the quarter was down slightly a few dollars. Our rooms were roughly down 2,000 to 3,000. The biggest change is really in the whole waterfall of discounts where we grew government military room nights materially, advanced purchase grew slightly, other discounts grew, and then the biggest challenge is the other discount rate itself fell slightly. I think the customers are seeing that availability.

Then the other piece is just the technology that we think, as John spoke about, where people can look at a rate and then drop a rate into a rebooking app and then let it sit there for a week or two and pull out another rate.

Jeff Donnelly:  Understood. I guess while I've got you, Marc, can you tell us how many points of occupancy you have on the books for 2017, maybe compared to where you were the same time in 2016? I'm curious how you might have grouped up compared to prior period. It might not be material but it may be interesting.

Marc A. Hoffman:  We can certainly talk about group pace. I would not be able to tell you points of occupancy. But from a group pace standpoint our current pace for full-year 2017 is we're up.

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John V. Arabia:  We're up about mid single digits, Jeff, for group pace for next year. We're not going to give out the specific numbers on guidance for 2017 just yet. We feel pretty comfortable with where our group pace is.

You really have to take a look at our big box hotels, when you take a look at what amount of business is already on the books, and we are about 50% for our big box hotels is already on the books as of the end of the second quarter. Keep in mind, a question you didn't ask, is that we’ll continue to increase some of our crossover goals for our hotels which range anywhere from 70% for our large group hotels up to low 90% for the Hilton Bayfront.

Jeff Donnelly:  Just one last question and I will let you guys move on. Just considering San Diego, can you talk a little bit about the longer-term supply outlook there, and maybe for hotel taxes, as well, because there's a lot of noise in the market about reuse of the formal rental car lots at the airport on Harbor Drive to the redevelopment of Seaport Village to the Spanos family looking for a stadium and convention center, and I think even a contiguous convention center proposal where your hotel is, it just feels like there's a lot of rooms being contemplated. Maybe not all of those will happen. Just curious what your sense is as maybe someone who's more local.

John V. Arabia:  There are a few large hotels being contemplated near or a couple miles away from the convention center. There are several legal challenges that are currently in the market on some of those projects. It would be reasonable to assume that eventually some of those hotel rooms will be delivered.

That said, given the current landscape, I think it's going to be some time before we see some of those larger hotels being delivered. There are a couple of smaller hotels - for example, a Pendry's - coming up. A sister brand to the Montage is coming up in downtown.

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But as it relates to competing with our large hotel, I think it's going to take a little bit of time. We also really like where we are located, just on the doorstep of the convention center. We think we are in pretty good shape, Jeff.

Jeff Donnelly:  Thanks, guys.

Operator: Our next question comes from Bill Crow with Raymond James.

Bill Crow:  Good morning, folks. John, when you guys announced the Boston and Hawaii redevelopments, reaction by the Street was not terribly favorable, I guess to say it nicely. I think that was largely because of concerns about where the cycle would be when the property stabilized, and I'm just wondering, was the Street right given where we are and the concerns we're having? Have you changed your underwriting at all, your assumptions for the next three to five years for those assets? Thanks.

John V. Arabia:  Hey, Bill. Any time we invest in hotels, we put into our underwriting a downturn in the cycle. We will be off in terms of timing, magnitude and duration of those downturns. But in each one of those, we had predicted a downturn eventually in operating fundamentals.

Just back from memory, I think we had assumed a 2018 downturn, which right now doesn't feel like we are too far off. We believed that when we made those investments, we would invest capital at a spread to our cost of capital and we still feel comfortable with those assumptions.

Keep in mind that when we made those investments, we believed, as we continue to believe, that we were changing the earnings profile of those assets materially. We did not make those investments for the short term, we made them for the long term with a long-term view, and those hotels are performing in line or in excess of our expectations. So I, and I think the team, would make those investments again.

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Bill Crow:  Perfect. That's what I wanted to hear. Thank you, sir.

John V. Arabia:  Thank you sir.

Operator: We will take our next question from Anthony Powell with Barclays.

Anthony Powell:  Good morning, everyone. I just wanted to drill down more on the group guidance for third quarter. Your pace for Q3 right now is 15%. Last quarter, in May your pace for Q2 was 5.4%. I think you hit that exactly for Q2. What are you assuming for deceleration in terms of slippage and rate in order to meet your group expectations for the third quarter?

John V. Arabia:  Hey, Anthony. Keep in mind that as time goes on in those really high-pace quarters, the pace number is going to moderate over time simply because, if it's made up largely of occupancy, you start running out of times or availability for groups. Our third quarter group pace from the end of the first quarter to the end of the second quarter did contract, as expected. Marc, any incremental color?

Marc A. Hoffman:  The only incremental color is that we have 96% of our group on the books for the third quarter and we are sitting relative to the last several years in a better place than we were over the last three years.

Anthony Powell:  Okay. In terms of, when we look at the slippage assumption for the third quarter, have you started to already sell some rooms that you may be modeling that wouldn't materialize into lower channels for the third quarter?

John V. Arabia:  What that does is it allows the operators to change their forecast and go after more transient business if they believe that those rooms are going to be open.

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Anthony Powell:  Do the groups in the third quarter skew to any industries that are seeing difficulties, like oil and gas, finance?

John V. Arabia:  I'm sorry, Anthony? What was that?

Anthony Powell:  Do the groups that are booked in the third quarter currently skew to any industries that are seeing earnings growth challenges, such as finance or oil and gas?

John V. Arabia:  No. Outside of Houston, which I think has been very well documented and forecasted within our forecast, I would say no.

Anthony Powell:  Okay. Switching gears I guess to your investment capacity, when you do decide to invest further, what markets or chain scales do you think you need more exposure to?

John V. Arabia:  It really comes down to the investment, Anthony. As a capital allocator, I don't think there's any particular market that we absolutely need to be in. I think it really comes down to the risk-adjusted opportunities in front of us. There are certain markets that we would like to be in or like to have a larger exposure to, as well as some markets we would like to contract. But, I think it really, again, comes down to the opportunity.

Anthony Powell:  All right. That's it for me. Thank you.

Operator: We will take our next question from Chris Woronka with Deutsche Bank.

Chris Woronka:  Good morning, guys. John, I appreciate your commentary up-front about maybe some changes to industry cancellation policies. But, is it your sense that the operators are looking at this seriously? Or, is it more the ownership group is maybe carrying the baton a little bit and pushing them to do something different?

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John V. Arabia:  I think it's being contemplated. I believe that various operators see this as a challenge and something that long term they wish to fix. By the way, Chris, this is not an easy fix. I think that there is, first of all, just general inertia in that this has always been the way that hotels have worked in taking reservations. I think there is some hesitation, and rightfully so, from operators, particularly smaller operators, that if they implement such plans that they would lose index and might not be followed by others.

I also know that technology is an issue on this front in that many reservation platforms don't currently have the ability to charge for prepayment or charge for reservation fees, and given the fragmented nature of the industry, it would require all the operators to charge such fees.

Now, I just used the word fragmented. I hear often that this will never change because the industry is too fragmented. I do not buy that at all. I think that is absolutely an excuse. This industry is leaving money on the table where we should follow from the example put out by the airline industry, which is not as fragmented, but still, I think they have done a wonderful job in changing their practices over time.

This is going to take time. It's going to take investment, it will take time, but I think it's something that we should eventually do as an industry.

Chris Woronka:  Great. That's really great color. I want to ask you real quick on the corporate side, you guys have seen several cycles. Does anything feel different this time in terms of this maybe being a temporary slow down and just some hesitation over macro events? Or, do you think this is a garden-variety end-of-cycle corporate hesitation on booking?

John V. Arabia:  No cycle ever comes in the same way. I think one disappointment, as we've been talking about earlier today, has been the amount of discounting so early. Considering that our portfolio is at 86% to 87% occupancy in the last quarter, and one of the key topics that we are talking about on this call is discounting. I think that's unfortunate.

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When you take a look at this economic recovery, I would say it's, and please forgive me, I'm not an economist, but it appears to be far more muted than recent recoveries, as the entire economy seems to have delevered. What I think that points to, though, in some kind of decline is we might see a more muted decline this time around as corporations and consumers tend to be less levered, and I think, quite honestly, just have more gas in the tank. We will see.

The good news is, if that turns out to be the case, I think we are in really good shape. If a far worse scenario pans out and this downturn is as of the same magnitude as the last downturn, we are in very good shape, and I think that the number of investment opportunities could be robust.

Chris Woronka:  Okay, very good. Thanks, John.

John V. Arabia:  Thank you.

Operator: Our next question comes from Thomas Allen with Morgan Stanley.

Thomas Allen:  Looking at your property level RevPAR growth numbers, it seems like the biggest declines are in Houston,  New York and Chicago. I think we were all expecting there to be weakness in those markets. But, can you just talk about how that trended versus your expectations, and how much of the full-year guidance cut is related to those markets, recognizing they are relatively small exposures for you? Thanks.

Marc A. Hoffman:  Yes. I think that in terms of the percentage to the total portfolio, I think we'd have to get back with you on that just to do the math. But I think, look, we know that Houston is soft, we know New York is going to continue to be soft. I think we saw among the rest of the portfolio slight softening in places typical to everyone else in the industry and to those cities.

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Thomas Allen:  So, read that as those markets were just as soft versus expectations as other markets were, and in terms of the full-year outlook it wasn't driven by lowered expectations for those markets specifically?

John V. Arabia:  I would say - it's John - that the reduction with fairly broad-based. If you had to isolate a couple of specific hotels that brought down their guidance more than others, I would say one was Houston, specific to a single piece of business, a large piece of business. Boston has been a bit softer than we anticipated, particularly on the rate side, and New Orleans has been a little bit softer than the rest of the portfolio. If you had to identify individual hotels, that's where it's coming out of, but the biggest point is that it has been more broad-based.

Thomas Allen:  Okay, helpful. Then just as a follow-up, your last comment was you're highlighting your disappointment of discounting so early in the cycle. I think some of that discounting is coming from the hotel brands' push to drive more distribution away from the OTAs to direct. Are you supportive of that? I mean, other people are talking about short-term pain for long-term gain. How are you thinking about it?

John V. Arabia:  One hundred percent supportive. Completely supportive. Again, I believe that we as an industry have done a poor job in allowing intermediaries to take too much of the profits from us, and we are completely supportive, even if it comes at the cost of incremental short-term discounting, which we don't anticipate will be the case long term. We are hopeful we will make some up in margin over time. Completely supportive.

Thomas Allen:  Great. Thank you.

Operator: Our last question comes from Ryan Meliker with Canaccord.

Ryan Meliker:  Hey guys. I'm glad I got in there under the wire. Thanks for taking my question before the end of the hour. I just wanted to talk a little more, I'm sure I'm going to beat of a little bit of a dead

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horse, but I want to make sure I understand things correctly in terms of how you're thinking about forward guidance with the strong group pace. It looks to me like you guys are assuming that transient RevPAR growth is likely to be, I won't say extremely negative but materially negative in Q3, with your group booking pace up so strong, even when you factor in a reduction to that based on the 200 basis points. Is that a fair statement?

John V. Arabia:  For the third and fourth quarter, obviously since the beginning of the year, our transient occupancy and transient ADR expectations have come down pretty meaningfully, Ryan.

Ryan Meliker:  But they turn negative.

John V. Arabia:  For occupancy, yes. At one point we thought they'd be, let's say, for the second half of the year, not to go into so much specifics, but we thought they would be modestly up,  and now we think that transient occupancy will be down a little bit.

We've shaved, from the beginning of the year with budgets, we’ve shaved off our transient ADR growth assumption, we have shaved, just eyeballing it 400 - 500 basis points in the third and fourth quarter, with transient ADR growth of, we're talking basis points to a couple of percent, in the third and fourth quarter.

Ryan Meliker:  Okay, so pretty material. That makes sense. Then the follow up there is, you know Q3 is obviously a strong occupancy quarter, just like Q2 was, but you're coming in with a much stronger group pace to Q3 than Q2. So, you should have more base demand on your books. Are you finding as you're going through the quarter any better ability to push pricing for the transient traveler, especially the leisure transient traveler, which is a little more heavily weighted in the third quarter?

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John V. Arabia:  We build in terms of total RevPAR growth as the months of the quarter go along. So, July is anticipated to be our weakest of the three months building partially because of the change in calendar, the change in Jewish holidays, and more compression on group. So, we shall see.

We are hopeful that compression materializes, as normally would be the case, into higher room rates, and our ability, again, to push. What has left us with, I think, again, a dose of conservatism is we've thought that about other months and it has yet to really materialize as much as we thought. So, September will be a very interesting month.

Ryan Meliker:  That makes sense. Then, just out of curiosity, I'm guessing that you probably can't quantify this, don't even know if it will have much impact at all, but it seems like in markets like San Francisco and New York, Southern California and now you've got Anaheim, the Airbnb is facing some significant regulation. Some of that could start to be enacted in pretty short order. Do you think that will help at all from a compression pricing standpoint? Do you think it's not material enough to really move the needle? How are you thinking about that?

John V. Arabia:  On the margin, I do think it will be helpful, particularly on very high compression nights where it appears that a lot of Airbnb inventory comes out during those super compression periods. To the extent that there is fewer of those Airbnb rooms available, I think that that will help the hotel industry on the margin. Tough to quantify, though, right? Tough to quantify.

Ryan Meliker:  Okay, that's it for me. Thanks for the taking the questions.

John V. Arabia:  Thank you.

Operator: This concludes today's question-and-answer session. I would like to turn the conference back to Mr. John Arabia for closing remarks.

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John V. Arabia:  Well, thank you very much for your time and your interest in Sunstone. Everyone have a great day. Take care.

Operator: This concludes today's conference. Thank you for your participation. You may now disconnect.

END